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                                                                   Exhibit 10.37


                         [Register.com, Inc. Letterhead]

                                                                   March 8, 2003

              Re: Change in Control Voluntary Termination Benefits

Dear [Employee]:

      The Board of Directors of Register.com, Inc. (the "Company") recognizes your importance to the Company and would like to alleviate any distractions you may suffer in the event of a Change in Control of the Company. Accordingly, in order to allay some of the uncertainty that you may be experiencing, the Company has provided you with this agreement (the "Agreement"), which provides for a lump-sum payment upon your voluntary termination of employment in connection with a Change in Control, subject to the terms below. Only a select group of employees has been offered this Agreement. Capitalized terms not otherwise defined in this Agreement are defined in Exhibit A to this Agreement and, unless otherwise indicated, the term "Company" shall also include the subsidiaries and affiliates of Register.com, Inc.

      If a Change in Control occurs on or prior to May 31, 2004 and your employment terminates upon your voluntary termination (or as a result of your death or Disability) during the 90-day period commencing seventy-five (75) days after such Change in Control, the Company shall pay to you, within ten (10) days following such termination of employment, a lump-sum cash payment equal to five
(5) months of your Monthly Base Salary (the "Payment").

      The Company reserves the right to terminate your employment at any time with Cause or without Cause, subject to the terms of any other written employment, consulting or similar agreement between you and the Company, and subject to the terms of any severance plan or arrangement then in effect.

      Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company for which you and/or your dependents may qualify, including without limitation any Change in Control severance program or individual agreement ("Change in Control Plan") in which you are entitled to participate. Amounts that are vested benefits or that you and/or your family are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its subsidiaries shall be payable in accordance with such plan, program, arrangement or policy. Notwithstanding anything herein to the contrary, if you are eligible to receive a severance payment under the Change in Control Plan, you will not be eligible for a Payment, and if you receive a Payment you will not receive payments under a Change in Control Plan (unless you terminate your employment for "good reason" as defined in a Change in Control Plan, in which event the Change in Control Plan shall control and you shall receive in the aggregate, the greater of the Payment and the amount provided under the Change in Control Plan).

      No Set-Off; No Duty to Mitigate. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.


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[Employee]
March 8, 2003
Page -2-


      Assumption. This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

      Miscellaneous. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules. All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

                                      REGISTER.COM, INC.



                                      By:
                                         ---------------------------------------
                                      Title:
                                            ------------------------------------



Accepted and Acknowledged:

------------------------

Dated:
      -------------------


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                                                                       EXHIBIT A

The following terms shall have the meaning set forth below when used in the attached letter Agreement:

"Change in Control" means the occurrence of any of the following events on or prior to May 31, 2004:

      (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

      (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or


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      (iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of the assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to consummation of such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body, if applicable), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to consummation of such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust)) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or of the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to consummation of the Business Combination, and (C) at least a majority of the members of the board of directors (or other governing body, if applicable) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

      (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, "Company" shall be limited to Register.com, Inc.

"Disability" means your physical or mental injury which has prevented you from performing your duties (as they existed immediately prior to the illness or injury) on a full-time basis for one hundred eighty (180) consecutive days.

"Effective Date" means the date of this Agreement.

"Monthly Base Salary" means the higher of (i) your monthly base salary as in effect immediately prior to the Change in Control and (ii) your highest monthly base salary in effect at any time thereafter.